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                                                                    EXHIBIT 10.3


                     SEVERANCE AGREEMENT AND MUTUAL RELEASE

        THIS SEVERANCE AGREEMENT AND MUTUAL RELEASE (the "AGREEMENT") is executed and entered into this ___ day of _____, 2000 by and between Douglas Cole ("COLE"), and NetAmerica.com Corporation, a Delaware corporation ("NETAMERICA.COM" or the "COMPANY").

                                 R E C I T A L S

        WHEREAS, on or about April 1, 1999, Cole and the Company entered into an employment agreement, attached hereto as Attachment A (the "EMPLOYMENT AGREEMENT");

        WHEREAS, Cole is also a director of the Company;

        WHEREAS, the parties mutually agree that it is in their respective best interests to bring the employment relationship between Cole and the Company to a conclusion;

        WHEREAS, the Company would like Cole to provide consulting services during a transition period and remain as a director of the Company; and

        WHEREAS, the parties intend to provide for such employment termination and transition and other services in this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

        1. TERMINATION OF EMPLOYMENT. As of February 7, 2000, the parties mutually agree that Cole's employment with the Company ceased. Furthermore, Cole delivered a written resignation as of such date (the "RESIGNATION") from his position as an officer of the Company.

        2. INTERIM RESPONSIBILITIES DURING TRANSITION PERIOD. From February 7, 2000 through March 31, 2000 or such later time as the parties agree, Cole continued or will continue to assume such responsibilities and perform such tasks as the Board of Directors shall assign.

        3. CONSULTING SERVICES. Upon execution of this Agreement, the Company hereby retains Cole as a consultant, to advise it with respect to certain aspects of its business. In connection therewith, Cole hereby agrees to perform such reasonable and necessary consulting services relating to the restructuring of NetAmerica.com's business to focus on the operations of its subsidiary, RateXchange, Inc., as may be requested by the Company and its executive officers from time to time until May 1, 2000 or such later time as the parties may mutually agree (the "CONSULTING PERIOD"). Cole hereby accepts such retention and shall in good faith perform such services, for and on behalf and in the best interests of the Company during the Consulting Period. It is agreed that Cole shall not be required to spend any specific period or periods of time at the offices or premises of the Company in providing the services hereunder, but will be available to consult with the Company at mutually convenient times and places. Cole may provide the services hereunder in person, by telephone, facsimile, e-mail or other correspondence as he and the Company mutually agree.


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        4. DIRECTORSHIP. Cole agrees to continue serving as a director of the
Company for a period of three (3) months or such earlier or later time as the parties may mutually agree. The Company agrees to pay Cole the standard rate paid to non-employee directors for each director meeting plus out-of-pocket expenses.

        5. CONSIDERATION. In consideration for the covenants and agreements set forth in Sections 1-4 above, and the parties' mutual releases, on the terms and conditions of this Agreement, the parties acknowledge and agree as follows:

        (a) Until the expiration of the Consulting Period, the Company shall pay to Cole a consulting fee of $14,000 per month for the consulting services Cole renders to the Company during the Consulting Period.

        (b) Upon execution of this Agreement, the Company agrees to pay Cole $14,000 per month for six (6) months in severance pay less applicable withholdings. Each payment will be made by the fifth (5th) day of each month. Notwithstanding the foregoing, after the Company receives at least $7.5 million in additional financing, any unpaid severance payments will be paid in a lump sum payment within ten (10) days of the Company's receipt of such funds.

        (c) Cole agrees to comply with Sections 6, 7 and 8 of the Employment Agreement, which are incorporated herein by reference, pertaining to Non-Competition, Confidentiality and Remedies. The Non-Competition provision will be limited to non-competition with the Company's operations on the date of the execution of this Agreement. All other terms and provisions of the Employment Agreement shall terminate upon the execution of this Agreement.

        (d) Upon execution of this Agreement, the Company agrees to pay the cost of Cole's health insurance premiums for a period of twelve (12) months. Each payment will be made by the seventh (7th) day of each month.

        (e) Upon execution of this Agreement, the Company agrees to pay Cole a performance bonus of $115,000 for his services as Chief Executive Officer which were outside his duties as defined in his Employment Agreement.

        (f) Upon execution of this Agreement, the Company agrees to pay all amounts it owes Cole for unpaid salary, bonuses and/or expenses. The Company also agrees to issue all options that were approved for Cole by the Board of Directors prior to the execution of this Agreement.

        (g) Cole shall be entitled to keep his current computer and office equipment.

        (h) Within thirty (30) days of the expiration of the Consulting Period, the Company agrees to register on Form S-8, or on an alternative form to Form S-8, all shares issuuable upon exercise of the options issued under the Company's 1999 or 2000 Stock Option Plans or outside such plans and owned by Cole at the end of the Consulting Period. The Company agrees to maintain the effectiveness of this registration for a period of at least one (1) year.



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        6. RELEASE OF COLE'S CLAIMS AGAINST THE COMPANY.

        (a) Excluding claims for breach or enforcement of this Agreement, Cole does hereby irrevocably and unconditionally release and forever discharge, for himself and for his heirs, executors, administrators and assigns, any and all claims of any nature whatsoever against the Company, its current and former officers, directors, shareholders, employees, representatives, attorneys and agents as well as its predecessors, parent companies, subsidiaries, affiliates, successors and assigns, which Cole has or had against them or any of them arising out of or by reason of any cause, matter or thing whatsoever existing as of the date of execution of this Agreement, whether known to the parties at the time of execution of this Agreement or not, including without limitation, any claims arising out of, or relating in any manner whatsoever to the employment of Cole by the Company and his separation from the Company. This FULL WAIVER OF ALL CLAIMS includes, without limitation, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to the Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protections Act, the Fair Labor Standards Act, the Labor Management Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, or any other applicable federal, state, or local statute or regulation, or any common law cause of action, including without limitation, claims for breach of any express or implied contract, the covenant of good faith and fair dealing, tort, wrongful discharge, constructive discharge, personal injury, emotional distress, defamation, fraud, or any claims for attorneys' fees or other costs. Cole further covenants and agrees that upon being paid the amounts provided for in
Section 5, above, the Company is not further indebted to him in any amount for any reason, including any fringe benefits or other forms of compensation.

        (b) Cole represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf and he agrees to indemnify and hold harmless the Company against any assignment of said right, claims and/or causes of action.

        (c) Cole represents that he has not filed any complaints or charges against the Company with any local, state or federal court or agency based upon events occurring prior to the date of execution of this Agreement. Cole further represents and agrees that he will not in the future file, instigate or encourage the filing of any proceeding or lawsuit by any party against the Company in any local, state or federal court or agency. Cole further represents and agrees that he shall not in the future cooperate or participate in any such lawsuit or proceedings except in accordance with this Agreement and as otherwise required by law. It is understood and agreed that Cole's promises set forth in this Section 6 are of critical importance to this Agreement. Any breach by Cole of the provisions of this Section shall be deemed a material breach of this Agreement.

        (d) Cole agrees that he will not disclose, disseminate and/or publicize any of the terms of this Agreement, any of the factual allegations underlying any claims the Company or Cole may have against one another, any of the underlying facts of this Agreement or negotiations regarding this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency, except (a) as required by law; (b) to the extent



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necessary to report income to appropriate taxing authorities; (c) pursuant to privileged communications; or (d) in response to an order of a court or governmental agency of competent jurisdiction or subpoena issued under proper authority; provided that notice of receipt of such judicial order, inquiry or subpoena shall be immediately communicated to the Company, telephonically and confirmed immediately thereafter in writing, so that the Company will have the opportunity to intervene and assert what rights it has to nondisclosure prior to the response to the order, inquiry or subpoena.

        7. RELEASE OF THE COMPANY'S CLAIMS AGAINST COLE.

        (a) Excluding claims for breach or enforcement of this Agreement, the Company for itself, its legal representatives, subsidiaries, affiliates, agents, successors in interest and assigns, irrevocably and unconditionally releases and forever discharges Cole from any and all claims of any nature whatsoever against Cole, or his affiliates, agents, employees, attorneys, successors and assigns, which the Company has or had against Cole arising out of or by reason of any cause, matter or thing whatsoever existing as of the date of execution of this Agreement, whether known to the parties at the time of the execution of this Agreement or not, including without limitation, any claims arising out of, or relating in any manner whatsoever to the employment of Cole by the Company and his separation from the Company. The Company acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, intentional or negligent misrepresentation, conspiracy, negligence of any kind, libel, slander or any other wrongful conduct based upon events occurring prior to the date of the execution of this Agreement.

        (b) The Company represents and warrants that it has not assigned or subrogated any of its rights, claims and causes of action including any claims referenced in this Agreement or authorized any other person or entity to assert such claim or claims on its behalf and agrees to indemnify and hold harmless Cole against any assignment of said rights, claims and/or causes of action.

        (c) The Company represents that it has not filed any complaints or charges against Cole with any local, state or federal court or agency based upon the events occurring prior to the date of execution of this Agreement. The Company further represents and agrees that it will not in the future file, instigate or encourage the filing of any proceeding or lawsuit by any party against Cole in any local, state or federal court or agency. The Company further represents and agrees that it shall not in the future cooperate or participate in any such lawsuit or proceeding except in accordance with this Agreement and as otherwise required by law. It is understood and agreed that the Company's promises as set forth in this Section 7 are of critical importance to this Agreement. Any breach by the Company of the provisions of this Section shall be deemed a material breach of this Agreement.

        (d) The Company agrees that it will not disclose, disseminate and/or publicize any of the terms of this Agreement, any of the factual allegations underlying any claims the Company or Cole may have against one another, any of the underlying facts of this Agreement or negotiations regarding this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency, except (a) as required by law; (b) to the extent necessary to report income to appropriate taxing authorities; or (c) in response to an order



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of a court or governmental agency of competent jurisdiction or subpoena issued under proper authority; provided that notice of receipt of such judicial order, inquiry or subpoena shall be immediately communicated to Cole, telephonically and confirmed immediately thereafter in writing, so that Cole will have the opportunity to intervene and assert what rights he has to nondisclosure prior to the response to the order, inquiry or subpoena.

        8. TAX OBLIGATIONS. It is understood and agreed that Cole is liable for all tax obligations, if any, with respect to the payments and sums set forth in Sections 4 or 5, above. The Company makes no warranty as to any tax consequences of such payments, and a determination of the tax consequences of such payments are the sole responsibility of Cole.

        9. INDEPENDENT CONTRACTOR STATUS. With respect to Section 3 above, it is expressly understood and agreed that Cole is an independent contractor and is not in any manner an agent or employee of the Company (or any of its subsidiaries), nor is Cole authorized or empowered to conduct business under the name of, or for the account of, the Company (or any of its subsidiaries) or to incur obligations of any kind, express or implied, on behalf of the Company, or to make any promise, warranty or representation on behalf of the Company (or any of its subsidiaries) with respect to any of its or their products or services.

        10. INDEMNIFICATION. With respect to Sections 2, 3 and 4 above, Cole shall indemnify the Company from and against any and all expenses (including attorneys' fees), judgments, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Company in connection with such action, suit or proceeding if
(i) the Company was made a party to any action, suit or proceeding by reason of the fact that Cole rendered advice or services pursuant to this Agreement, and
(ii) Cole did not act in good faith and in a manner reasonably believed by Cole to be in or not opposed to the interests of the Company, and, with respect to any criminal action or proceeding, did not reasonably believe his conduct was lawful.

        11. SURVIVAL OF REPRESENTATIONS, ETC. All representations, warranties, and agreements made herein shall survive for a period of five (5) years following execution of this Agreement.

        12. TWENTY-ONE DAY CONSIDERATION PERIOD. Cole acknowledges that he has been allowed twenty-one (21) days to consider this Agreement and the releases and waivers contained herein. Cole further acknowledges that he has been advised to consult with counsel and that he has consulted with counsel regarding this Agreement.

        13. SEVEN DAY REVOCATION PERIOD. The parties agree that Cole shall have a period of seven (7) days following the execution of this Agreement in which to revoke the Agreement and that the Agreement shall not become effective or enforceable until the revocation period has expired (See Attachment B).

        14. CIVIL CODE SECTION 1542. Each party expressly waives all rights under Section 1542 of the Civil Code of the State of California, which each party understands provides as follows:



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               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        15. MISCELLANEOUS.

        (a) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This Agreement may not be assigned.

        (b) Further Assurances; Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions contemplated by this Agreement, pursuant to and in the manner contemplated by this Agreement.

        (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings and agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

        (d) Dispute Resolution. Except as otherwise expressly provided in this Agreement, any civil claim which arises out of or relates in any way to this Agreement shall be settled by binding and exclusive arbitration in California, in accordance with the following terms and procedures:

               (i) The party with a civil claim must notify the other party in writing by certified mail within the times set forth by statute for filing a civil claim of its desire to have the claim resolved by arbitration.

               (ii) Upon notice of a timely civil claim, the parties will agree upon an arbitrator or, if unable to agree, will request a list from the Federal Mediation and Conciliation Service from which the parties will alternate strikes until only one name remains. The last remaining name will be the arbitrator.

               (iii) The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute or other cause of action under which the claim arises.

               (iv) Any party to the arbitration may be represented by counsel. All decisions of the arbitrator made in accordance with this policy shall be final and conclusively binding upon the parties. The parties agree that the arbitrator's award may be entered as a judgment by any court of competent jurisdiction, unless the award is vacated, modified or corrected.

               (i) Issues of procedure, arbitrability, appeal, or confirmation, vacation or correction of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16.

        (e) Attorney Fees. In any action or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to its reasonable attorney fees and related costs,



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including fees and costs incurred prior to formal initiation of any action or proceeding, and including fees and costs incurred for collecting or attempting to collect any judgment or award.

        (f) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Cole may, by an instrument in writing, waive compliance by the Company with any term or provision of this Agreement on the part of the Company to be performed or complied with. The Company may, by an instrument in writing, waive compliance by Cole, with any term or provision of this Agreement on the part of Cole to be performed or complied with. Any waiver of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

        (g) Headings: Severability. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        (h) Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of California. The parties to this Agreement hereby submit to the jurisdiction of the courts of the State of California.

        (i) Voluntary Agreement. This Agreement is freely entered into by the undersigned parties upon advice of counsel.

        (j) Agreement not an Admission. The parties hereby acknowledge that neither this Agreement nor the payments made hereunder nor the acceptance of the same, may be treated as an admission of any legal responsibility, liability, wrongdoing or fault of any kind whatsoever. Such responsibility, liability, wrongdoing and fault being expressly denied.

        (k) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

        (l) Construction. It is agreed and understood that the general rule that "ambiguities are to be construed against the drafter" shall not apply to this Agreement. The parties agree that this Agreement is a part of negotiation and was drafted by all parties. In the event any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

        (m) Amendments and Modifications. Any amendment or modification of this Agreement must be in writing and signed by each party.



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                      THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.
                      ITS CONTENTS HAVE BEEN FULLY EXPLAINED BY THE RESPECTIVE ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE
                      TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE
                      SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY. PLEASE READ CAREFULLY: THIS SEVERANCE AGREEMENT AND MUTUAL
                      RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN
                      CLAIMS.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        DOUGLAS COLE


                                        ______________________________________
                                        Douglas Cole


                                        NETAMERICA.COM CORPORATION


                                        By:___________________________________

                                        Its: _________________________________








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                                  ATTACHMENT A

                              EMPLOYMENT AGREEMENT


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                                  ATTACHMENT B

                                 NON-REVOCATION
                        AS OF THE DATE SHOWN ON THIS FORM

        By signing below, I verify that I have chosen not to revoke my agreement to and execution of the Severance Agreement and Mutual Release. My signature confirms my renewed agreement to the terms of that Agreement, including the release and waiver of any and all claims relating to my employment with NetAmerica.com Corporation and its successors, assigns, and affiliated companies, and/or the termination of that employment.



______________________________          _____________________________
Signature*                              Date


* Do not sign, date, or return this document until seven (7) days after you sign the Severance Agreement and Mutual Release. The Severance Agreement was signed on ____________.